JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT ("Agreement"), made and entered into as of this 16 day of July, 2008 (the “Effective Date”), by and between TOT ENERGY, INC., a Delaware company with its principal place of business at 201 S. Biscayne Blvd., Suite 2804, Miami, FL 33131 ("TOT Energy"), and EVGENI BOGARAD (“Bogarad”).

RECITALS

WHEREAS, the Parties desire to form a joint venture under the name TOT SIBBNS, LTD (“TOT SIBBNS”) whereby TOT SIBBNS will continue and expand the business of SIBBNS pursuant to the terms and conditions contained herein.
AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other valuable consideration, the sufficiency and receipt are hereby acknowledged, the parties agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.01 Business Purpose. The business of the TOT SIBBNS shall be to own, lease, manage, and develop its assets and personnel (as provided herein) for the purpose of offering geological surveys and related services to oil and gas development companies in the Russian Federation, the Republic of Georgia, and Kazakhstan.

1.02 Consideration. As consideration for entering into this Agreement and transferring its assets to TOT SIBBNS, TOT Energy shall pay to Bogarad 5,000,000 shares of the common stock of TOT Energy, Inc. (the “Purchase Shares”) payable as follows:

•
3,000,000 Purchase Shares payable upon Closing (following the organization of TOT SIBBNS (as provided in Section 3.01), audit of SIBBNS (as provided in Section 3.02), appraisal of the SIBBNS Assets, and transfer of the SIBBNS Assets (as provided in Section 3.04); and

•	2,000,000 Purchase Shares upon TOT SIBBNS having US$10,000,000 of aggregate gross revenues (in accordance with U.S. GAAP).

1.03       Adjustment to Consideration. If 36 months after the Closing, (i) SIBBNS and Bogarad have complied with all of their obligations under this Agreement, (ii) EVVGENY has appointed a director to the Board of TOT Energy who continues to serve, (iii) TOT SIBBNS has generated revenue of at least US$10,000,000, and (iv) the market value of a share of TOT Energy stock is less than $1.00, then TOT Energy will make an additional payment to Bogarad in an amount equal to the difference between US$1.00 and the weighted average of the trading value over the previous 10 trading days times the number of the Purchase Shares still held by Bogarad (the “Contingent Payment”). If at 36 months after the Closing, the market price of TOT Energy stock is greater than $1.00 per share, then the adjustment provided in this Section 1.03 will become null and void. If TOT Energy opts not to make the Contingent Payment, then SIBBNS may opt to receive TOT Energy’s interest in TOT SIBBNS (for a payment to TOT Energy in the amount of fair market value of any assets acquired directly by TOT SIBBNS (other than the SIBBNS Assets), and 75% of the retained earnings, accounts receivable and cash).

1.04       Closing. The Parties shall schedule a Closing to this Agreement upon completion of the conditions precedent outlined in Section 1.02 above.

(a)	At the Closing, Bogarad shall deliver to TOT Energy:

(i)	Certificate representing ownership interest of 75% of TOT SIBBNS;

(ii)	Copies of all licenses required to conduct the business of TOT SIBBNS and a certificate of SIBBNS that such licenses are all of the necessary licenses for the conduct of such business;

(iii)
Evidence of the transfer of all SIBBNS Assets to TOT SIBBNS and a certificate of the Manager that all such SIBBNS Assets were reflected in the appraisal of such SIBBNS Assets and that such SIBBNS Assets remain the property of TOT SIBBNS;

(iv)	The Budget; and

(v)	A notice to TOT Energy naming a designee to the Board of Directors of TOT Energy (such designee must be approved by the Board of Directors of TOT Energy before assuming such post).

(b)	At the Closing, TOT Energy shall deliver to Bogarad:

(i)	A certificate representing 3,000,000 shares of the common stock of TOT Energy.

1.05       Term of the Agreement. This TOT SIBBNS shall commence on the Effective Date and shall continue in existence until terminated, liquidated, or dissolved by law or as hereinafter provided.

ARTICLE II

GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

2.01        Affiliate. An Affiliate of an entity is a person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control of such entity.

2.02        Capital Contribution(s). The capital contribution to TOT SIBBNS shall be those actually made by the parties, including property, cash and any additional capital contributions made.

2.03       Manager. The Manager shall be Bogarad.

ARTICLE III

OBLIGATIONS OF THE PARTIES

The Parties shall work together to ensure the following are completed and agreed upon:

3.01       Formation. The Manager will oversee the formation of TOT SIBBNS as a business entity in the Russian Federation.

3.02       Audit. As a business entity registered with the Securities and Exchange Commission in the United States, TOT Energy must audit the assets and business of SIBBNS that will become the business and assets of TOT SIBBNS. TOT Energy will be responsible for the payment for such audits.

3.03       License. The Manager will use his best efforts to have the necessary licenses issued by the appropriate regulatory authorities for TOT SIBBNS to conduct the business as previously conducted by SIBBNS. All Parties will endeavor to have TOT SIBBNS licensed to conduct its business in all territories outside of Russia where TOT SIBBNS intends to do business.

3.04       Assets. The Manager shall ensure the SIBBNS Assets are appraised by an independent appraisal firm approved by TOT Energy’s auditors at TOT Energy’s expense prior to Closing. Once TOT SIBBNS has the proper licenses as contemplated in Section 3.03 above and the SIBBNS Assets have been appraised, Bogarad will acquire all of the assets of SIBBNS and will contribute those assets to TOT SIBBNS and TOT SIBBNS will offer all of SIBBNS’ employees’ equivalent positions with TOT SIBBNS. To the extent SIBBNS needs access the assets or personnel for the performance of its existing contracts, SIBBNS will have reasonable access to such assets and personnel on a cost plus basis (to be negotiated between the Parties).

3.05       Employees. The Manager will offer employment to all (or substantially all in the Manager’s discretion) of SIBBNS employees with employment to begin November 1, 2008.

3.06       Contracts. The Manager and SIBBNS will have TOT SIBBNS bid on all future contracts related to the prior business of SIBBNS and the future business of TOT SIBBNS. Moreover, the Manager and SIBBNS will use their aggregate business contacts with its former contracting partners to expand TOT SIBBNS business in territories outside of Russia. TOT Energy will endeavor to identify opportunities outside of Russia for additional business, and the Parties will work together to have TOT SIBBNS bid on contracts related to such opportunities.

3.07       Budget. The Manager will prepare, or oversee the preparation of, a preliminary budget for the business of TOT SIBBNS which shall consist of a written itemized accounting of the anticipated costs and expenses associated with growing the business as contemplated herein, including without limitation, all material costs, labor costs, contractor fees, and soft costs (the “Budget”). The costs associated with the Budget shall be divided by the Parties as follows: (i) TOT Energy shall be responsible for the funding of all new hires related to the growth of the business and compliance with SEC reporting or auditing requirements effective immediately and (ii) Bogarad shall be responsible for all other costs through first quarter of 2009. Thereafter, assuming TOT SIBBNS has acquired operating contracts, the Parties will fund any necessary capital requirements in proportion to their ownership interest in TOT SIBBNS. All expenditures for TOT SIBBNS shall be within the Budget. Any expenditures not included in the Budget shall be submitted to the Board of Directors of TOT SIBBNS for approval prior to commitment on such expenditures.

3.08       Operating Plan. The Manager will prepare an operating plan of TOT SIBBNS, including, without limitation, a time schedule with milestones for the achievement of the financial and operational goals of TOT SIBBNS. The Operating Plan should work in conjunction with the Budget of TOT SIBBNS.

3.09       Management Bonus Pool. TOT SIBBNS will reserve 10% of its net income for a bonus pool that will be paid to TOT SIBBNS’ management team, in the discretion of the Board of TOT SIBBNS at the end of each year. The Board may make an adjustment to the amount allocated for this bonus pool to reflect inter-company revenue generated by the activities of TOT SIBBNS.

3.10        Compliance with Law. The Parties shall use their best efforts to cause TOT SIBBNS at all times to perform and comply with the provisions of all applicable laws, including without limitations, provisions of the laws of the United States that apply to foreign owned subsidiaries and foreign corrupt practices.

ARTICLE IV

CAPITAL ACCOUNTS

4.01        Dividends. At the discretion of the Board of Directors (as to the amount), the net cash proceeds from the operations of TOT SIBBNS, less the amount necessary to pay expenses, debt payments, capital improvements, replacements and contingencies, including such general overhead expenses as are permitted by the Budget, shall be distributed not later than the 30th day after the end of each fiscal quarter in proportion to each Party’s ownership interest. Until the amount of equity issued to any particular Party changes, all profits, losses and other allocations to TOT SIBBNS, shall be allocated as follows at the conclusion of each fiscal year: TOT Energy 75% and Bogarad 25%.

ARTICLE V

MANAGEMENT

5.01        Manager; Board of Directors. The Manager shall have full, exclusive and complete authority and discretion in the day-to-day management and control of the business of TOT SIBBNS for the purposes herein stated and shall make all decisions affecting the business of TOT SIBBNS. Strategic management of TOT Energy will be the responsibility of the Board of Directors of TOT SIBBNS. TOT Energy will have the ability to appoint a majority of the Board of Directors of TOT SIBBNS. The initial Board of Directors shall have thee (3) directors, of which TOT Energy will have the right to appoint two (2) such directors.

5.02       Powers of the Manager. Except as otherwise provided in this Agreement (including, without limitation, the provisions of this Agreement relating to expenditures within the Budget), the Manager shall have all of the following powers, which may be exercised in its sole and absolute discretion, on behalf of TOT SIBBNS:

(a)       Expend the capital and profits of TOT SIBBNS in furtherance of TOT SIBBNS business.

(b)       Sell any TOT SIBBNS Assets in the ordinary course of TOT SIBBNS’ business.

(c)       Borrow money and to issue evidences of indebtedness on behalf of TOT SIBBNS in TOT SIBBNS’ ordinary course of business and provided such borrowings are in an amount not in excess of US$500,000.

(d)       Execute and deliver such documents on behalf of TOT SIBBNS as may be deemed necessary or desirable for TOT SIBBNS’ business.

(e)       Perform or cause to be performed all of TOT SIBBNS’ obligations under any agreement to which TOT SIBBNS is a party.

(f)       Bring and defend actions at law or in equity, and to pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against TOT SIBBNS.

(g)       Employ agents, attorneys, architects, accountants, engineers, contractors, sales, maintenance, administrative or secretarial personnel or other persons necessary for the maintenance of any TOT SIBBNS’ property and the operation of the business of TOT SIBBNS.

(h)       Open and maintain bank accounts for the deposit of TOT SIBBNS funds, with withdrawals to be made on TOT SIBBNS’ behalf, upon such signature or signatures as Bogarad may designate.

(i)       Do any act that is necessary and incidental to carry out the foregoing.

5.03       Major Decisions. Notwithstanding anything herein to the contrary, Bogarad shall not undertake the following actions without the prior consent of the Board of Directors:

(a)       The sale of the assets of TOT SIBBNS exceeding US$500,000 in value (except in the ordinary course of the TOT SIBBNS’ business).

(b)       The expenditure of TOT SIBBNS’ capital, profits, and other funds in excess of US$500,000 (unless otherwise provided for in the Budget).

(c)       The borrowing or incurrence of indebtedness, or the refinancings of existing indebtedness of TOT SIBBNS, which borrowings are secured by assets of TOT SIBBNS.

(d)       The borrowing of monies by TOT SIBBNS in excess of US$500,000.

ARTICLE VI

RESTRICTIONS ON TRANSFER OF INTERESTS

6.01       Restrictions on Transfer. Notwithstanding any other provision of this Agreement, no Party shall, directly or indirectly, transfer any ownership of such Party (including the economic attributes associated therewith), unless such Transfer is in accordance with the terms of this Article VI. The restrictions on Transfer set forth in this Article VI may be waived by the unanimous consent of the Parties.

6.02       Right of First Refusal. If a Party (“Offering Party”) desires to sell or otherwise Transfer all, or any part, of such Party’s ownership interest (the “Offered Interest”) then such Party may do so, only to a Bona Fide Purchaser, and in accordance with the following procedure:

a)       the Offering Party shall first offer to sell the Offered Interest to the remaining Party(s) (the “Non-Offering Parties”) by delivering to TOT SIBBNS and each of the Non-Offering Parties a written notice of the proposed Transfer. Such notice (a “Transfer Notice”) shall state the number of [shares] offered, together with the proposed price and other material terms of the Bona Fide Purchaser’s offer. The Non-Offering Parties shall have the right, within 30 days after receipt of the Transfer Notice (the “RFR Period”), to elect to purchase the Offered Interest in such amounts as the Parties shall agree amongst themselves, or failing agreement, pro rata, in accordance with their Percentage Interest in the TOT SIBBNS, at a price equal to the amount proposed to be paid by the Bona Fide Purchaser, pro-rated to the portion of such Offering Party’s Interest being acquired by each purchasing Non-Offering Party (the “RFR Price”).

b)       If the Non-Offering Parties do not elect to, or fail to, purchase all of the Offered Interest within the applicable period, then the Offering Party shall be free to Transfer all of the Offered Interest to a Bona Fide Purchaser (subject to Sections 3 and 4 below) within 30 days following the earlier of: (i) the expiration of the RFR Period, or (ii) the giving of written notice by all of the Non-Offering Parties to the Offering Party that they elect to purchase none or a specified portion of the Offered Interest. The Offering Party shall notify the Company in writing of the consummation of the Transfer of the Offered Interest.

c)       If the Offering Party does not Transfer all of the Offered Interest within the 30-day period specified in subsection (b) above, then no subsequent Transfer may be made without first re-offering the Offered Interest to the Non-Offering Parties in accordance with this Section 2.

6.03       Tag-Along Rights. In the event that any Offering Party intends to Transfer any of the Interest held by him, her or it, then, within the RFR Period, any Non-Offering Party may, by notification to the Offering Party and the Company, elect to participate in such Transfer in lieu of exercising its right of first refusal. Any Non-Offering Party that fails to notify the Offering Party within such period shall be deemed to have waived its rights hereunder. If a Non-Offering Party so notifies the Offering Party it shall have the right to sell, at the same price and on the same terms and conditions as the Offering Party, an amount of Interest equal to the Interest the Bona Fide Purchaser actually proposes to purchase (after giving effect to any Interest purchased by Non-Offering Parties pursuant to Section 6.02 above) multiplied by a fraction, the numerator of which shall be the number of Interests issued and owned by any such Non-Offering Party and the denominator of which shall be the aggregate number of Interest the Bona Fide Purchaser actually proposes to purchase (after giving effect to any Interest purchased by Non-Offering Parties pursuant to Section 6.02 above), plus the aggregate number of Interest held by the Non-Offering Parties exercising their tag-along rights pursuant to this Section.

6.04       Drag Along Rights.

a)       If at any time one or more Offering Parties propose to Transfer Interests to a Bona Fide Purchaser representing more than sixty percent (60%) of the Interest, the Offering Party may require all Parties holding Interests to participate in such Transfer in accordance with this Section 6.04. Each Member (including the Transferring Member) shall then have the obligation to Transfer, at the same price per share and upon identical terms and conditions as such proposed Transfer, all Interest owned by such Member. The proposed Transfer may be for cash or other consideration including securities, issued as part of a merger, share exchange, consolidation, reorganization, recapitalization, combination or similar transaction.

b)       Each Offering Party electing to require other Members to participate in a Transfer pursuant to this Section 6.04 shall deliver to the Company and each other Member a notice containing the information required in a First Refusal Notice pursuant to the Article.

c)       Each Party shall make representations as to good title and the absence of liens with respect to such Party’s Interest required to be transferred and as to the ownership of such Party’s Interest and the authority for and the validity and binding effect of any agreements entered into by such Party in connection with such Transfer; provided that no Party shall be required to make representations or warranties which are more extensive or accept obligations which are more onerous than those which are made or accepted by the Offering Party. No Party is required to effect a Transfer pursuant to this Section which a Member is unable to effect. Should any transaction for which a notice is given pursuant to this Section not be completed within one hundred twenty (120) days from the effective date of the notice, the Parties will have no further obligation to proceed with the transaction for which the notice was given and the Interest which were the subject mater of the transaction will remain subject to the terms and conditions of the this Agreement, provided that Offering Parties representing more than sixty percent (60%) of the Interest may, in good faith, extend this period for one time only for an additional period of thirty (30) days, if, in their reasonable judgment, the contemplated transaction remains likely to be consummated or the contemplated transaction has not been consummated because a Party has defaulted in his or her obligations hereunder.

ARTICLE VII

INDEMNIFICATION OF TOT SIBBNS

Except as expressly provided herein, the Parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of TOT SIBBNS and such course of conduct did not constitute negligence or misconduct. The Parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with TOT SIBBNS.

ARTICLE VIII

ACCOUNTS

8.01       Books. TOT SIBBNS will maintain complete and accurate books of TOT SIBBNS’s affairs at TOT SIBBNS principal office. TOT Energy will have access thereto at all reasonable times. TOT Energy shall establish such audit controls as it deems necessary to comply with its obligations pursuant to the rules and regulations of the SEC and other regulators. Such books and records shall be maintained in accordance with applicable Russian account rules and shall be translated into GAAP as necessary.

8.02       Reports, Returns and Audits. The Manager will furnish or will cause to be furnished to each Party:

(a)
Within fifteen (15) days after the end of each calendar month a cash receipt and disbursement statement for TOT SIBBNS for the preceding month. Additionally, such monthly statement shall include a statement from the Manager as to additional cash requirements of TOT SIBBNS.

(b)
Within thirty (30) days after the end of the Fiscal Year, audited financial statements for TOT SIBBNS prepared by auditors as retained by TOT Energy, such financial statements to include a statement of income, balance sheet, change in capital and statement of changes in cash flow.

(c)
Within thirty (30) days prior to the end of a Fiscal Year an annual budget for TOT SIBBNS for the next Fiscal Year of TOT SIBBNS. Such budget shall reflect the Manager’s reasonable estimates of the anticipated revenue and expenses of TOT SIBBNS on a monthly basis for TOT SIBBNS.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01        Validity. In the event that any provision of this Agreement shall beheld to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

9.02       Disputes. Any controversy arising under or relating to the interpretation or implementation of this Agreement or the breach thereof shall be construed under the laws of the State of Florida, USA and shall be settled by binding arbitration in London, England, under the rules of the International Arbitration Association. The prevailing party in arbitration and litigation shall be entitled to payment for all costs and attorney’s fees (both trial and appellate) incurred by it in regard to the proceedings.

9.03        Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

9.04        Headings. The headings, titles and subtitles used in this Agreement are for ease of reference only and shall not control or affect the meaning or construction of any provision hereof.

9.05        Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited with an international courier postage prepaid, certified or registered mail, return receipt requested, addressed to the parties at their respective addresses set forth in this Agreement or at such other addresses as may be subsequently specified by written notice.

9.06        Severability. Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever or would affect TOT SIBBNS status for income tax purposes, such provision shall be invalid, but such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

9.07        Other Instruments. The parties hereto covenant and agree that they will execute each such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the purposes of this Agreement.

9.08       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and shall be binding upon the Party or Parties who executed the same, but all of such counterparts shall constitute one and the same agreement.

9.09       Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

9.10       Amendments/Modifications. This Agreement may only be amended or modified by a written instrument executed by all Parties hereto and/or bound hereby.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

TOT ENERGY, INC. By: ________________________ Name: Mike Zoi Title: Chief Executive Officer EVGENI BOGARAD ____________________________ Evgeni Bogarad